SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                ----------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

                                ----------------

    INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO RULES 13d-1(b), (c)
        AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 UNDER THE
             SECURITIES EXCHANGE ACT OF 1934 (Amendment No._______)*

                         WELLSFORD REAL PROPERTIES, INC.
                                (Name of Issuer)

                     COMMON STOCK, $0.02 PAR VALUE PER SHARE
                         (Title of Class of Securities)

                                    950240200
                                 (CUSIP Number)

                                  June 16, 2005
             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [  ] Rule 13d-1(b)

         [X]  Rule 13d-1(c)

         [  ] Rule 13d-1(d)

-----------

         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Schedule 13G
CUSIP No. 950240200                                               PAGE 2 OF 32

------------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Davidson Kempner Partners
------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                            (a) [ ]
                                                            (b) [X]
------------------------------------------------------------------------------
(3)  SEC USE ONLY
------------------------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                        New York
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                      0
SHARES            ____________________________________________________________

BENEFICIALLY      (6)      SHARED VOTING POWER
                                      73,861
OWNED BY          ____________________________________________________________

EACH              (7)      SOLE DISPOSITIVE POWER
                                      0
REPORTING         ____________________________________________________________

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                      73,861
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                      73,861
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                      [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                      1.1%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                      PN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 950240200                                               PAGE 3 OF 32

------------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Davidson Kempner Institutional Partners, L.P.
------------------------------------------------------------------------------
(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                     (a) [ ]
                                                     (b) [X]
------------------------------------------------------------------------------
(3) SEC USE ONLY
------------------------------------------------------------------------------
(4) CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                      0
SHARES            ____________________________________________________________

BENEFICIALLY      (6)      SHARED VOTING POWER
                                      127,285
OWNED BY          ____________________________________________________________

EACH              (7)      SOLE DISPOSITIVE POWER
                                      0
REPORTING         ____________________________________________________________

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                      127,285
_______________________________________________________________________________
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                      127,285
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                      [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                      2.0%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                      PN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 950240200                                               PAGE 4 OF 32

------------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     M. H. Davidson & Co.
------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                         (a)[ ]
                                                         (b)[X]
------------------------------------------------------------------------------
(3)  SEC USE ONLY
------------------------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                     New York
------------------------------------------------------------------------------

NUMBER OF        (5)      SOLE VOTING POWER
                                      0
SHARES           ____________________________________________________________

BENEFICIALLY     (6)      SHARED VOTING POWER
                                      10,818
OWNED BY         ____________________________________________________________

EACH             (7)      SOLE DISPOSITIVE POWER
                                      0
REPORTING        ____________________________________________________________

PERSON WITH      (8)      SHARED DISPOSITIVE POWER
                                      10,818
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                      10,818
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                       [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                      0.2%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                      PN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 950240200                                               PAGE 5 OF 32

------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Davidson Kempner International Limited
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                         (a)[ ]
                                                         (b)[X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       British Virgin Islands
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                      0
SHARES            ____________________________________________________________

BENEFICIALLY      (6)      SHARED VOTING POWER
                                      189,589
OWNED BY          ____________________________________________________________

EACH              (7)      SOLE DISPOSITIVE POWER
                                      0
REPORTING         ____________________________________________________________

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                      189,589
------------------------------------------------------------------------------
         (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
               BY EACH REPORTING PERSON
                                      189,589
------------------------------------------------------------------------------
         (10)  CHECK BOX IF THE AGGREGATE AMOUNT
               IN ROW (9) EXCLUDES CERTAIN SHARES                          [ ]
------------------------------------------------------------------------------
         (11)  PERCENT OF CLASS REPRESENTED
               BY AMOUNT IN ROW (9)
                                      2.9%
------------------------------------------------------------------------------
         (12)  TYPE OF REPORTING PERSON
                                      CO
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 950240200                                               PAGE 6 OF 32


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Serena Limited
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                           (a) [ ]
                                                           (b) [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                      Cayman Islands
------------------------------------------------------------------------------

NUMBER OF         (5)  SOLE VOTING POWER
                                0
SHARES            ____________________________________________________________

BENEFICIALLY      (6)  SHARED VOTING POWER
                                5,697
OWNED BY          ____________________________________________________________

EACH              (7)  SOLE DISPOSITIVE POWER
                                0
REPORTING         ____________________________________________________________

PERSON WITH       (8)  SHARED DISPOSITIVE POWER
                                5,697
------------------------------------------------------------------------------
         (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
                BY EACH REPORTING PERSON
                                5,697
------------------------------------------------------------------------------
         (10)   CHECK BOX IF THE AGGREGATE AMOUNT
                IN ROW (9) EXCLUDES CERTAIN SHARES                         [ ]
------------------------------------------------------------------------------
         (11)   PERCENT OF CLASS REPRESENTED
                BY AMOUNT IN ROW (9)
                                0.1%
------------------------------------------------------------------------------
         (12)   TYPE OF REPORTING PERSON
                                CO
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 950240200                                               PAGE 7 OF 32

------------------------------------------------------------------------------
(1)    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Davidson Kempner Advisers Inc.
------------------------------------------------------------------------------
(2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                          (a) [ ]
                                                          (b) [X]
------------------------------------------------------------------------------
(3)    SEC USE ONLY
------------------------------------------------------------------------------
(4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                         New York
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                     0
SHARES            ____________________________________________________________

BENEFICIALLY      (6)      SHARED VOTING POWER
                                     127,285
OWNED BY          ____________________________________________________________

EACH              (7)      SOLE DISPOSITIVE POWER
                                     0
REPORTING         ____________________________________________________________

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                     127,285
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                     127,285
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                       [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                     2.0%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                     IA
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 950240200                                               PAGE 8 OF 32

------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Davidson Kempner International Advisors, L.L.C.
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                         (a)[ ]
                                                         (b)[X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                        Delaware
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                     0
SHARES            ____________________________________________________________

BENEFICIALLY      (6)      SHARED VOTING POWER
                                     195,286
OWNED BY          ____________________________________________________________

EACH              (7)      SOLE DISPOSITIVE POWER
                                     0
REPORTING         ____________________________________________________________

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                     195,286
------------------------------------------------------------------------------
         (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
                BY EACH REPORTING PERSON
                                     195,286
------------------------------------------------------------------------------
         (10)   CHECK BOX IF THE AGGREGATE AMOUNT
                IN ROW (9) EXCLUDES CERTAIN SHARES                         [ ]
------------------------------------------------------------------------------
         (11)   PERCENT OF CLASS REPRESENTED
                BY AMOUNT IN ROW (9)
                                     3.0%
------------------------------------------------------------------------------
         (12)   TYPE OF REPORTING PERSON
                                     OO
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 950240200                                               PAGE 9 OF 32


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      MHD Management Co.
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                        (a)[ ]
                                                        (b)[X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       New York
------------------------------------------------------------------------------

NUMBER OF       (5)      SOLE VOTING POWER
                                    0
SHARES          ____________________________________________________________

BENEFICIALLY    (6)      SHARED VOTING POWER
                                    73,861
OWNED BY        ____________________________________________________________

EACH            (7)      SOLE DISPOSITIVE POWER
                                    0
REPORTING       ____________________________________________________________

PERSON WITH     (8)      SHARED DISPOSITIVE POWER
                                    73,861
------------------------------------------------------------------------------
         (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
               BY EACH REPORTING PERSON
                                    73,861
------------------------------------------------------------------------------
         (10)  CHECK BOX IF THE AGGREGATE AMOUNT
               IN ROW (9) EXCLUDES CERTAIN SHARES                          [ ]
------------------------------------------------------------------------------
         (11)  PERCENT OF CLASS REPRESENTED
               BY AMOUNT IN ROW (9)
                                    1.1%
------------------------------------------------------------------------------
         (12)  TYPE OF REPORTING PERSON
                                    PN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 950240200                                               PAGE 10 OF 32

 ------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Thomas L. Kempner, Jr.
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                         (a)[ ]
                                                         (b)[X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       United States
------------------------------------------------------------------------------

NUMBER OF        (5)      SOLE VOTING POWER
                                     0
SHARES           ____________________________________________________________

BENEFICIALLY     (6)      SHARED VOTING POWER
                                     407,250
OWNED BY         ____________________________________________________________

EACH             (7)      SOLE DISPOSITIVE POWER
                                     0
REPORTING        ____________________________________________________________

PERSON WITH      (8)      SHARED DISPOSITIVE POWER
                                     407,250
------------------------------------------------------------------------------
         (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
               BY EACH REPORTING PERSON
                                     407,250
------------------------------------------------------------------------------
         (10)  CHECK BOX IF THE AGGREGATE AMOUNT
               IN ROW (9) EXCLUDES CERTAIN SHARES                          [ ]
------------------------------------------------------------------------------
         (11)  PERCENT OF CLASS REPRESENTED
               BY AMOUNT IN ROW (9)
                                     6.3%
------------------------------------------------------------------------------
         (12)  TYPE OF REPORTING PERSON
                                     IN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 950240200                                               PAGE 11 OF 32

------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Marvin H. Davidson
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                         (a)[ ]
                                                         (b)[X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                      United States
------------------------------------------------------------------------------

NUMBER OF         (5)  SOLE VOTING POWER
                                    0
SHARES            ____________________________________________________________

BENEFICIALLY      (6)  SHARED VOTING POWER
                                    407,250
OWNED BY          ____________________________________________________________

EACH              (7)  SOLE DISPOSITIVE POWER
                                    0
REPORTING         ____________________________________________________________

PERSON WITH       (8)  SHARED DISPOSITIVE POWER
                                    407,250
------------------------------------------------------------------------------
         (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
               BY EACH REPORTING PERSON
                                    407,250
------------------------------------------------------------------------------
         (10)  CHECK BOX IF THE AGGREGATE AMOUNT
               IN ROW (9) EXCLUDES CERTAIN SHARES                          [ ]
------------------------------------------------------------------------------
         (11)  PERCENT OF CLASS REPRESENTED
               BY AMOUNT IN ROW (9)
                                    6.3%
------------------------------------------------------------------------------
         (12)  TYPE OF REPORTING PERSON
                                    IN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 950240200                                               PAGE 12 OF 32

 ------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Stephen M. Dowicz
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                         (a)[ ]
                                                         (b)[X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                        United States
------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                   0
SHARES            ____________________________________________________________

BENEFICIALLY      (6)   SHARED VOTING POWER
                                   407,250
OWNED BY          ____________________________________________________________

EACH              (7)   SOLE DISPOSITIVE POWER
                                   0
REPORTING         ____________________________________________________________

PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                                   407,250
------------------------------------------------------------------------------
         (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
               BY EACH REPORTING PERSON
                                   407,250
------------------------------------------------------------------------------
         (10)  CHECK BOX IF THE AGGREGATE AMOUNT
               IN ROW (9) EXCLUDES CERTAIN SHARES                          [ ]
------------------------------------------------------------------------------
         (11)  PERCENT OF CLASS REPRESENTED
               BY AMOUNT IN ROW (9)
                                   6.3%
------------------------------------------------------------------------------
         (12)  TYPE OF REPORTING PERSON
                                   IN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 950240200                                               PAGE 13 OF 32

------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Scott E. Davidson
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                         (a)[ ]
                                                         (b)[X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       United States
------------------------------------------------------------------------------

NUMBER OF        (5)      SOLE VOTING POWER
                                     0
SHARES           ____________________________________________________________

BENEFICIALLY     (6)      SHARED VOTING POWER
                                     407,250
OWNED BY         ____________________________________________________________

EACH             (7)      SOLE DISPOSITIVE POWER
                                     0
REPORTING        ____________________________________________________________

PERSON WITH      (8)      SHARED DISPOSITIVE POWER
                                     407,250
------------------------------------------------------------------------------
         (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
               BY EACH REPORTING PERSON
                                     407,250
------------------------------------------------------------------------------
         (10)  CHECK BOX IF THE AGGREGATE AMOUNT
               IN ROW (9) EXCLUDES CERTAIN SHARES                          [ ]
------------------------------------------------------------------------------
         (11)  PERCENT OF CLASS REPRESENTED
               BY AMOUNT IN ROW (9)
                                     6.3%
------------------------------------------------------------------------------
         (12)  TYPE OF REPORTING PERSON
                                     IN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 950240200                                               PAGE 14 OF 32

------------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Michael J. Leffell
------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                        (a) [ ]
                                                        (b) [X]
------------------------------------------------------------------------------
(3)  SEC USE ONLY
------------------------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                      United States
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                      0
SHARES            ____________________________________________________________

BENEFICIALLY      (6)      SHARED VOTING POWER
                                      407,250
OWNED BY          ____________________________________________________________

EACH              (7)      SOLE DISPOSITIVE POWER
                                      0
REPORTING         ____________________________________________________________

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                      407,250
------------------------------------------------------------------------------
         (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
               BY EACH REPORTING PERSON
                                      407,250
------------------------------------------------------------------------------
         (10)  CHECK BOX IF THE AGGREGATE AMOUNT
               IN ROW (9) EXCLUDES CERTAIN SHARES                          [ ]
------------------------------------------------------------------------------
         (11)  PERCENT OF CLASS REPRESENTED
               BY AMOUNT IN ROW (9)
                                      6.3%
------------------------------------------------------------------------------
         (12)  TYPE OF REPORTING PERSON
                                      IN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 950240200                                               PAGE 15 OF 32

------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Timothy I. Levart
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                         (a)[ ]
                                                         (b)[X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       United Kingdom & United States
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                   0
SHARES            ____________________________________________________________

BENEFICIALLY      (6)      SHARED VOTING POWER
                                   407,250
OWNED BY          ____________________________________________________________

EACH              (7)      SOLE DISPOSITIVE POWER
                                   0
REPORTING         ____________________________________________________________

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                   407,250
------------------------------------------------------------------------------
         (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
               BY EACH REPORTING PERSON
                                   407,250
------------------------------------------------------------------------------
         (10)  CHECK BOX IF THE AGGREGATE AMOUNT
               IN ROW (9) EXCLUDES CERTAIN SHARES                          [ ]
------------------------------------------------------------------------------
         (11)  PERCENT OF CLASS REPRESENTED
               BY AMOUNT IN ROW (9)
                                   6.3%
------------------------------------------------------------------------------
         (12)  TYPE OF REPORTING PERSON
                                   IN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 950240200                                               PAGE 16 OF 32

------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Robert J. Brivio, Jr.
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                         (a) [ ]
                                                         (b) [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                        United States
------------------------------------------------------------------------------

NUMBER OF       (5)      SOLE VOTING POWER
                                   0
SHARES          ____________________________________________________________

BENEFICIALLY    (6)      SHARED VOTING POWER
                                   407,250
OWNED BY        ____________________________________________________________

EACH            (7)      SOLE DISPOSITIVE POWER
                                   0
REPORTING       ____________________________________________________________

PERSON WITH     (8)      SHARED DISPOSITIVE POWER
                                   407,250
------------------------------------------------------------------------------
         (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
               BY EACH REPORTING PERSON
                                   407,250
------------------------------------------------------------------------------
         (10)  CHECK BOX IF THE AGGREGATE AMOUNT
               IN ROW (9) EXCLUDES CERTAIN SHARES                          [ ]
------------------------------------------------------------------------------
         (11)  PERCENT OF CLASS REPRESENTED
               BY AMOUNT IN ROW (9)
                                   6.3%
------------------------------------------------------------------------------
         (12)  TYPE OF REPORTING PERSON
                                   IN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 950240200                                               PAGE 17 OF 32

------------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Eric P. Epstein
------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                        (a)[ ]
                                                        (b)[X]
------------------------------------------------------------------------------
(3)  SEC USE ONLY
------------------------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                      United States
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                      0
SHARES            ____________________________________________________________

BENEFICIALLY      (6)      SHARED VOTING POWER
                                      407,250
OWNED BY          ____________________________________________________________

EACH              (7)      SOLE DISPOSITIVE POWER
                                      0
REPORTING         ____________________________________________________________

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                      407,250
------------------------------------------------------------------------------
         (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
                BY EACH REPORTING PERSON
                                      407,250
------------------------------------------------------------------------------
         (10)   CHECK BOX IF THE AGGREGATE AMOUNT
                IN ROW (9) EXCLUDES CERTAIN SHARES                         [ ]
------------------------------------------------------------------------------
         (11)   PERCENT OF CLASS REPRESENTED
                BY AMOUNT IN ROW (9)
                                      6.3%
------------------------------------------------------------------------------
         (12)   TYPE OF REPORTING PERSON
                                      IN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 950240200                                               PAGE 18 OF 32

------------------------------------------------------------------------------
(1)    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Anthony L. Yoseloff
------------------------------------------------------------------------------
(2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                         (a)[ ]
                                                         (b)[X]
------------------------------------------------------------------------------
(3)    SEC USE ONLY
------------------------------------------------------------------------------
(4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                         United States
------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                  0
SHARES            ____________________________________________________________

BENEFICIALLY      (6)   SHARED VOTING POWER
                                  407,250
OWNED BY          ____________________________________________________________

EACH              (7)   SOLE DISPOSITIVE POWER
                                  0
REPORTING         ____________________________________________________________

PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                                  407,250
------------------------------------------------------------------------------
         (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                  407,250
------------------------------------------------------------------------------
         (10) CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                           [ ]
------------------------------------------------------------------------------
         (11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                  6.3%
------------------------------------------------------------------------------
         (12) TYPE OF REPORTING PERSON
                                  IN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 950240200                                               PAGE 19 OF 32


ITEM 1(a).   NAME OF ISSUER:

             WELLSFORD REAL PROPERTIES, INC. (the "Company")

ITEM 1(b).   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

             535 MADISON AVENUE
             26TH FLOOR
             NEW YORK, NY 10022

ITEM 2(a).   NAME OF PERSON FILING:

         This Statement is filed by each of the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons":

                  (i) Davidson Kempner Partners, a New York limited partnership ("DKP");

                  (ii) Davidson Kempner Institutional Partners, L.P., a Delaware limited partnership ("DKIP");

                  (iii) M. H. Davidson & Co., a New York limited partnership ("CO");

                  (iv) Davidson Kempner International Limited, a British Virgin Islands corporation ("DKIL");

                  (v)      Serena Limited, a Cayman Islands corporation
                           ("Serena");

                  (vi) MHD Management Co., a New York limited partnership and the general partner of DKP ("MHD");

                  (vii) Davidson Kempner Advisers Inc., a New York corporation and the general partner of DKIP ("DKAI"), which is registered as an investment adviser with the U.S. Securities and Exchange Commission;

                  (viii) Davidson Kempner International Advisors, L.L.C., a Delaware limited liability company and the manager of DKIL and Serena ("DKIA"); and

                  (ix) Messrs. Marvin H. Davidson, Thomas L. Kempner, Jr., Stephen M. Dowicz, Scott E. Davidson, Michael J. Leffell, Timothy I. Levart, Robert J. Brivio, Jr., Eric P. Epstein and Anthony L. Yoseloff (collectively, the "Principals"), who are the general partners of CO and MHD, the sole managing members of DKIA and the sole stockholders of DKAI.

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE:

         The address of the principal business office of each of the Reporting Persons is c/o Davidson Kempner Partners, 885 Third Avenue, Suite 3300, New York, New York 10022.

Schedule 13G
CUSIP No. 950240200                                               PAGE 20 OF 32

ITEM 2(c).        CITIZENSHIP:

                  (i) DKP - a New York limited partnership

                  (ii) DKIP - a Delaware limited partnership

                  (iii) CO - a New York limited partnership

                  (iv) DKIL - a British Virgin Islands corporation

                  (v) Serena - a Cayman Islands corporation

                  (vi) MHD - a New York limited partnership

                  (vii) DKAI - a New York corporation

                  (viii) DKIA - a Delaware limited liability company

                  (ix) Marvin H. Davidson - United States

                  (x) Thomas L. Kempner, Jr. - United States

                  (xi) Stephen M. Dowicz - United States

                  (xii) Scott E. Davidson -United States

                  (xiii) Michael J. Leffell - United States

                  (xiv) Timothy I. Levart - United Kingdom & United States

                  (xv) Robert J. Brivio, Jr. - United States

                  (xvi) Eric P. Epstein - United States

                  (xvii) Anthony L. Yoseloff - United States

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:

         COMMON STOCK, $0.02 PAR VALUE PER SHARE

ITEM 2(e).  CUSIP NUMBER:

      950240200

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

        (a)[ ] Broker or dealer registered under Section 15 of the Act;

        (b)[ ] Bank as defined in Section 3(a)(6) of the Act;

Schedule 13G
CUSIP No. 950240200                                               PAGE 21 OF 32

        (c)[ ] Insurance Company as defined in Section 3(a)(19) of the Act;

        (d)[ ] Investment Company registered under Section 8 of the Investment Company Act of 1940;

        (e)[ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940: see Rule 13d-1(b)(1)(ii)(E);

        (f)[ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F);

        (g)[ ] Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G);

        (h)[ ] Savings Associations as defined in Section 3(b) of the Federal Deposit Insurance Act;

        (i)[ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;

        (j)[ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4.   OWNERSHIP.

         The Principals may be deemed to beneficially own an aggregate of 407,250 Shares as a result of their voting and dispositive power over the 407,250 Shares beneficially owned by DKP, DKIP, DKIL, Serena and CO. As such, the Principals may be deemed to control DKP, DKIP, DKIL, Serena and CO and therefore may be deemed to be the beneficial owner of the securities reported in this Schedule 13G.

         DKIA may be deemed to beneficially own the 189,589 Shares beneficially owned by DKIL and the 5,697 Shares beneficially owned by Serena as a result of its voting and dispositive power over those Shares. DKAI may be deemed to beneficially own the 127,285 Shares beneficially owned by DKIP as a result of its voting and dispositive power over those Shares. MHD may be deemed to beneficially own the 73,861 Shares beneficially owned by DKP as a result of its voting and dispositive power over those Shares.

         A. DKP

              (a) Amount beneficially owned: 73,861

              (b) Percent of class: 1.1%

              (c) Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote: 0

                  (ii) shared power to vote or to direct the vote: 73,861

                  (iii) sole power to dispose or to direct the disposition: 0

Schedule 13G
CUSIP No. 950240200                                               PAGE 22 OF 32

                  (iv) shared power to dispose or to direct the disposition:
                       73,861

         B. DKIP

              (a) Amount beneficially owned: 127,285

              (b) Percent of class: 2.0%

              (c) Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote: 0

                  (ii) shared power to vote or to direct the vote: 127,285

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv) shared power to dispose or to direct the disposition:
                       127,285

         C. CO

              (a) Amount beneficially owned: 10,818

              (b) Percent of class: 0.2%

              (c) Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote: 0

                  (ii) shared power to vote or to direct the vote: 10,818

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv) shared power to dispose or to direct the disposition:
                       10,818

         D. DKIL

              (a) Amount beneficially owned: 189,589

              (b) Percent of class: 2.9%

              (c) Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote: 0

                  (ii) shared power to vote or to direct the vote: 189,589

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv) shared power to dispose or to direct the disposition:
                       189,589

         E. Serena

Schedule 13G
CUSIP No. 950240200                                               PAGE 23 OF 32

              (a) Amount beneficially owned: 5,697

              (b) Percent of class: 0.1%

              (c) Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote: 0

                  (ii) shared power to vote or to direct the vote: 5,697

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv) shared power to dispose or to direct the disposition:
                       5,697

         F. MHD

              (a) Amount beneficially owned: 73,861

              (b) Percent of class: 1.1%

              (c) Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote: 0

                  (ii) shared power to vote or to direct the vote: 73,861

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv) shared power to dispose or to direct the disposition:
                       73,861

         G. DKAI

              (a) Amount beneficially owned: 127,285

              (b) Percent of class: 2.0%

              (c) Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote: 0

                  (ii) shared power to vote or to direct the vote: 127,285

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv) shared power to dispose or to direct the disposition:
                       127,285

         H. DKIA

              (a) Amount beneficially owned: 195,286

              (b) Percent of class: 3.0%

Schedule 13G
CUSIP No. 950240200                                               PAGE 24 OF 32

              (c) Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote: 0

                  (ii) shared power to vote or to direct the vote: 195,286

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv) shared power to dispose or to direct the disposition:
                       195,286

         I. Thomas L. Kempner, Jr.

              (a) Amount beneficially owned: 407,250

              (b) Percent of class: 6.3%

              (c) Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote: 0

                  (ii) shared power to vote or to direct the vote: 407,250

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv) shared power to dispose or to direct the disposition:
                       407,250

         J. Marvin H. Davidson

              (a) Amount beneficially owned: 407,250

              (b) Percent of class: 6.3%

              (c) Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote: 0

                  (ii) shared power to vote or to direct the vote: 407,250

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv) shared power to dispose or to direct the disposition:
                       407,250

         K. Stephen M. Dowicz

              (a) Amount beneficially owned: 407,250

              (b) Percent of class: 6.3%

              (c) Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote: 0

Schedule 13G
CUSIP No. 950240200                                               PAGE 25 OF 32

                  (ii) shared power to vote or to direct the vote: 407,250

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv) shared power to dispose or to direct the disposition:
                       407,250

         L. Scott E. Davidson

              (a) Amount beneficially owned: 407,250

              (b) Percent of class: 6.3%

              (c) Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote: 0

                  (ii) shared power to vote or to direct the vote: 407,250

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv) shared power to dispose or to direct the disposition:
                       407,250

         M. Michael J. Leffell

              (a) Amount beneficially owned: 407,250

              (b) Percent of class: 6.3%

              (c) Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote: 0

                  (ii) shared power to vote or to direct the vote: 407,250

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv) shared power to dispose or to direct the disposition:
                       407,250

         N. Timothy I. Levart

              (a) Amount beneficially owned: 407,250

              (b) Percent of class: 6.3%

              (c) Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote: 0

                  (ii) shared power to vote or to direct the vote: 407,250

                  (iii) sole power to dispose or to direct the disposition: 0

Schedule 13G
CUSIP No. 950240200                                               PAGE 26 OF 32

                  (iv) shared power to dispose or to direct the disposition:
                       407,250

         O. Robert J. Brivio, Jr.

              (a) Amount beneficially owned: 407,250

              (b) Percent of class: 6.3%

              (c) Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote: 0

                  (ii) shared power to vote or to direct the vote: 407,250

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv) shared power to dispose or to direct the disposition:
                       407,250

         P. Eric P. Epstein

              (a) Amount beneficially owned: 407,250

              (b) Percent of class: 6.3%

              (c) Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote: 0

                  (ii) shared power to vote or to direct the vote: 407,250

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv) shared power to dispose or to direct the disposition:
                       407,250

         Q. Anthony L. Yoseloff

              (a) Amount beneficially owned: 407,250

              (b) Percent of class: 6.3%

              (c) Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote: 0

                  (ii) shared power to vote or to direct the vote: 407,250

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv) shared power to dispose or to direct the disposition:
                       407,250

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

Schedule 13G
CUSIP No. 950240200                                               PAGE 27 OF 32

         Not applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         The partners, members or stockholders of each of the Reporting Persons, including the Principals, have the right to participate in the receipt of dividends from, or proceeds from the sale of, the securities held for the account of such Reporting Person in accordance with their ownership interests in such Reporting Person. The Reporting Persons disclaim all beneficial ownership as affiliates of a Registered Investment Adviser, and, in any case, disclaim beneficial ownership except as to the extent of their pecuniary interest in the shares. The Reporting Persons have elected to file Schedule 13G although such filing may not be required under the Securities Exchange Act of 1934, as amended (the "Act").

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
         HOLDING COMPANY.

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         See Item 4.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not applicable.

ITEM 10. CERTIFICATION.  (if filing pursuant to Rule 13d-1(c))

         Each of the Reporting Persons hereby makes the following certification:

         By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Schedule 13G
CUSIP No. 950240200                                               PAGE 28 OF 32


                                   SIGNATURES

         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  June 24, 2005                     DAVIDSON KEMPNER PARTNERS
                                          By: MHD Management Co.,
                                          its General Partner

                                          /s/ Thomas L. Kempner, Jr.
                                          --------------------------
                                          Name:  Thomas L. Kempner, Jr.
                                          Title: Managing Partner

                                          DAVIDSON KEMPNER INSTITUTIONAL
                                          PARTNERS, L.P.
                                          By: Davidson Kempner Advisers Inc.,
                                          its General Partner

                                          /s/ Thomas L. Kempner, Jr.
                                          --------------------------
                                          Name:  Thomas L. Kempner, Jr.
                                          Title: President

                                          M.H. DAVIDSON & CO.

                                          By: /s/ Thomas L. Kempner, Jr.
                                          --------------------------
                                          Name:  Thomas L. Kempner, Jr.
                                          Title: Managing Partner

                                          DAVIDSON KEMPNER INTERNATIONAL, LTD.
                                          By: Davidson Kempner International
                                          Advisors, L.L.C.,
                                          its Investment Manager

                                          /s/ Thomas L. Kempner, Jr.
                                          --------------------------
                                          Name:  Thomas L. Kempner, Jr.
                                          Title: Executive Managing Member

                                          SERENA LIMITED
                                          By: Davidson Kempner International
                                          Advisors, L.L.C.,
                                          its Investment Manager

                                          /s/ Thomas L. Kempner, Jr.
                                          --------------------------
                                          Name:  Thomas L. Kempner, Jr.
                                          Title: Executive Managing Member

Schedule 13G
CUSIP No. 950240200                                               PAGE 29 OF 32

                                          MHD MANAGEMENT CO.

                                          /s/ Thomas L. Kempner, Jr.
                                          --------------------------
                                          Name:  Thomas L. Kempner, Jr.
                                          Title: Managing Partner

                                          DAVIDSON KEMPNER ADVISERS INC.

                                          /s/ Thomas L. Kempner, Jr.
                                          --------------------------
                                          Name:  Thomas L. Kempner, Jr.
                                          Title: President

                                          DAVIDSON KEMPNER INTERNATIONAL
                                          ADVISORS, L.L.C.

                                          /s/ Thomas L. Kempner, Jr.
                                          --------------------------
                                          Name:  Thomas L. Kempner, Jr.
                                          Title: Executive Managing Member

                                          /s/ Thomas L. Kempner, Jr.
                                          --------------------------
                                          Thomas L. Kempner, Jr.

                                          /s/ Marvin H. Davidson
                                          --------------------------
                                          Marvin H. Davidson

                                          /s/ Stephen M. Dowicz
                                          --------------------------
                                          Stephen M. Dowicz

                                          /s/ Scott E. Davidson
                                          --------------------------
                                          Scott E. Davidson

                                          /s/ Michael J. Leffell
                                          --------------------------
                                          Michael J. Leffell

                                          /s/ Timothy I. Levart
                                          --------------------------
                                          Timothy I. Levart

                                          /s/ Robert J. Brivio, Jr.
                                          -------------------------
                                          Robert J. Brivio, Jr.

                                          /s/ Eric P. Epstein
                                          --------------------------
                                          Eric P. Epstein

                                          /s/ Anthony L. Yoseloff
                                          --------------------------
                                          Anthony L. Yoseloff

Schedule 13G
CUSIP No. 950240200                                               PAGE 30 OF 32

                                    EXHIBIT 1

                           JOINT ACQUISITION STATEMENT

                            PURSUANT TO RULE 13d-1(k)

         The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

DATED:  June 24, 2005                     DAVIDSON KEMPNER PARTNERS
                                          By: MHD Management Co.,
                                          its General Partner

                                          /s/ Thomas L. Kempner, Jr.
                                          --------------------------
                                          Name:  Thomas L. Kempner, Jr.
                                          Title: Managing Partner

                                          DAVIDSON KEMPNER INSTITUTIONAL
                                          PARTNERS, L.P.
                                          By: Davidson Kempner Advisers Inc.,
                                          its General Partner

                                          /s/ Thomas L. Kempner, Jr.
                                          --------------------------
                                          Name:  Thomas L. Kempner, Jr.
                                          Title: President

                                          M.H. DAVIDSON & CO.

                                          By: /s/ Thomas L. Kempner, Jr.
                                          --------------------------
                                          Name:  Thomas L. Kempner, Jr.
                                          Title: Managing Partner

                                          DAVIDSON KEMPNER INTERNATIONAL, LTD.
                                          By: Davidson Kempner International
                                          Advisors, L.L.C.,
                                          its Investment Manager

                                          /s/ Thomas L. Kempner, Jr.
                                          --------------------------
                                          Name:  Thomas L. Kempner, Jr.
                                          Title: Executive Managing Member

Schedule 13G
CUSIP No. 950240200                                               PAGE 31 OF 32

                                          SERENA LIMITED
                                          By: Davidson Kempner International
                                          Advisors, L.L.C.,
                                          its Investment Manager

                                          /s/ Thomas L. Kempner, Jr.
                                          --------------------------
                                          Name:  Thomas L. Kempner, Jr.
                                          Title: Executive Managing Member

                                          MHD MANAGEMENT CO.

                                          /s/ Thomas L. Kempner, Jr.
                                          --------------------------
                                          Name:  Thomas L. Kempner, Jr.
                                          Title: Managing Partner

                                          DAVIDSON KEMPNER ADVISERS INC.

                                          /s/ Thomas L. Kempner, Jr.
                                          --------------------------
                                          Name:  Thomas L. Kempner, Jr.
                                          Title: President

                                          DAVIDSON KEMPNER INTERNATIONAL
                                          ADVISORS, L.L.C.

                                          /s/ Thomas L. Kempner, Jr.
                                          --------------------------
                                          Name:  Thomas L. Kempner, Jr.
                                          Title: Executive Managing Member

                                          /s/ Thomas L. Kempner, Jr.
                                          --------------------------
                                          Thomas L. Kempner, Jr.

                                          /s/ Marvin H. Davidson
                                          --------------------------
                                          Marvin H. Davidson

                                          /s/ Stephen M. Dowicz
                                          --------------------------
                                          Stephen M. Dowicz

                                          /s/ Scott E. Davidson
                                          --------------------------
                                          Scott E. Davidson

                                          /s/ Michael J. Leffell
                                          --------------------------
                                          Michael J. Leffell

                                          /s/ Timothy I. Levart
                                          Timothy I. Levart

                                          /s/ Robert J. Brivio, Jr.
                                          -------------------------
                                          Robert J. Brivio, Jr.

Schedule 13G
CUSIP No. 950240200                                               PAGE 32 OF 32

                                          /s/ Eric P. Epstein
                                          --------------------------
                                          Eric P. Epstein

                                          /s/ Anthony L. Yoseloff
                                          --------------------------
                                          Anthony L. Yoseloff